EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-33918, 333-40822, 333-61576, 333-66388, 333-72816, 333-84460, and 333-100665) on Form S-8 and (Nos. 333-30456, 333-38764, and 333-61484) on Form S-3 of Vitesse Semiconductor Corporation of our report dated October 18, 2002, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows and the related schedule for each of the years in the three-year period ended September 30, 2002, which report appears in the September 30, 2002, annual report on Form 10-K of Vitesse Semiconductor Corporation.

/s/    KPMG LLP

Los Angeles, California
December 18, 2002